===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                 SCHEDULE 13D/A
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO
                                   RULE 13D-2

                               (AMENDMENT NO. 17)

                                STORAGE USA, INC.

                                (NAME OF ISSUER)

                          COMMON STOCK, $.01 PAR VALUE
       ------------------------------------------------------------------
                         (Title of Class of Securities)


                                   861907 10 3
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                           JEFFREY A. KLOPF, SECRETARY
                       SECURITY CAPITAL GROUP INCORPORATED
                               125 LINCOLN AVENUE
                           SANTA FE, NEW MEXICO 87501
                                 (505) 982-9292
       ------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                OCTOBER 31, 2001
       ------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: [_].


                         (Continued on following pages)
                              (Page 1 of 12 Pages)
===============================================================================

                                 SCHEDULE 13D
-----------------------------                          -------------------------
   CUSIP NO. 861907 10 3                                     Page 2 of 12
-----------------------------                          -------------------------


--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
            Security Capital Group Incorporated

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            36-3692698

--------------------------------------------------------------------------------

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)   [_]

                                                                     (b)   [_]
------------------------------------------------------------------------------

3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    SOURCE OF FUNDS

      BK, OO
--------------------------------------------------------------------------------

5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                           [_]
--------------------------------------------------------------------------------

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Maryland
--------------------------------------------------------------------------------
  Number of       7.  SOLE VOTING POWER

   Shares             11,765,654
              ------------------------------------------------------------------
Beneficially      8.  SHARED VOTING POWER

  Owned By            -0-
              ------------------------------------------------------------------
    Each          9.  SOLE DISPOSITIVE POWER

  Reporting           11,765,654
              ------------------------------------------------------------------
 Person With      10.  SHARED DISPOSITIVE POWER

                      -0-
--------------------------------------------------------------------------------

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      11,765,654
--------------------------------------------------------------------------------

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      43.5%

--------------------------------------------------------------------------------

14.   TYPE OF REPORTING PERSON REPORTING

      CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------------                          -------------------------
   CUSIP NO. 861907 10 3                                     Page 3 of 12
-----------------------------                          -------------------------


--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
            SC Capital Incorporated

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            74-2985638

--------------------------------------------------------------------------------

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)   [_]

                                                                     (b)   [_]
------------------------------------------------------------------------------

3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    SOURCE OF FUNDS

      BK, OO
--------------------------------------------------------------------------------

5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                           [_]
--------------------------------------------------------------------------------

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Nevada
--------------------------------------------------------------------------------
  Number of       7.  SOLE VOTING POWER

   Shares             11,765,654
              ------------------------------------------------------------------
Beneficially      8.  SHARED VOTING POWER

  Owned By            -0-
              ------------------------------------------------------------------
    Each          9.  SOLE DISPOSITIVE POWER

  Reporting           11,765,654
              ------------------------------------------------------------------
 Person With      10.  SHARED DISPOSITIVE POWER

                      -0-
--------------------------------------------------------------------------------

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      11,765,654
--------------------------------------------------------------------------------

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      43.5%

--------------------------------------------------------------------------------

14.   TYPE OF REPORTING PERSON REPORTING

      CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------------                          -------------------------
   CUSIP NO. 861907 10 3                                     Page 4 of 12
-----------------------------                          -------------------------


--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
            SC Realty Incorporated

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            88-0330184

--------------------------------------------------------------------------------

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)   [_]

                                                                     (b)   [_]
------------------------------------------------------------------------------

3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    SOURCE OF FUNDS

      BK, OO
--------------------------------------------------------------------------------

5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                           [_]
--------------------------------------------------------------------------------

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Nevada
--------------------------------------------------------------------------------
  Number of       7.  SOLE VOTING POWER

   Shares             11,765,654
              ------------------------------------------------------------------
Beneficially      8.  SHARED VOTING POWER

  Owned By            -0-
              ------------------------------------------------------------------
    Each          9.  SOLE DISPOSITIVE POWER

  Reporting           11,765,654
              ------------------------------------------------------------------
 Person With      10.  SHARED DISPOSITIVE POWER

                      -0-
--------------------------------------------------------------------------------

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      11,765,654
--------------------------------------------------------------------------------

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      43.5%

--------------------------------------------------------------------------------

14.   TYPE OF REPORTING PERSON REPORTING

      CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------------                          -------------------------
   CUSIP NO. 861907 10 3                                     Page 5 of 12
-----------------------------                          -------------------------


--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
            Security Capital Operations Incorporated

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            52-2146697

--------------------------------------------------------------------------------

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)   [_]

                                                                     (b)   [_]
------------------------------------------------------------------------------

3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    SOURCE OF FUNDS

      BK, OO
--------------------------------------------------------------------------------

5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                           [_]
--------------------------------------------------------------------------------

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Maryland
--------------------------------------------------------------------------------
  Number of       7.  SOLE VOTING POWER

   Shares             11,765,654
              ------------------------------------------------------------------
Beneficially      8.  SHARED VOTING POWER

  Owned By            -0-
              ------------------------------------------------------------------
    Each          9.  SOLE DISPOSITIVE POWER

  Reporting           11,765,654
              ------------------------------------------------------------------
 Person With      10.  SHARED DISPOSITIVE POWER

                      -0-
--------------------------------------------------------------------------------

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      11,765,654
--------------------------------------------------------------------------------

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      43.5%

--------------------------------------------------------------------------------

14.   TYPE OF REPORTING PERSON REPORTING

      CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------------                          -------------------------
   CUSIP NO. 861907 10 3                                     Page 6 of 12
-----------------------------                          -------------------------


--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
            Security Capital Holdings II Incorporated

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            74-2993367

--------------------------------------------------------------------------------

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)   [_]

                                                                     (b)   [_]
------------------------------------------------------------------------------

3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    SOURCE OF FUNDS

      BK, OO
--------------------------------------------------------------------------------

5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                           [_]
--------------------------------------------------------------------------------

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
  Number of       7.  SOLE VOTING POWER

   Shares             11,765,654
              ------------------------------------------------------------------
Beneficially      8.  SHARED VOTING POWER

  Owned By            -0-
              ------------------------------------------------------------------
    Each          9.  SOLE DISPOSITIVE POWER

  Reporting           11,765,654
              ------------------------------------------------------------------
 Person With      10.  SHARED DISPOSITIVE POWER

                      -0-
--------------------------------------------------------------------------------

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      11,765,654
--------------------------------------------------------------------------------

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      43.5%

--------------------------------------------------------------------------------

14.   TYPE OF REPORTING PERSON REPORTING

      CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
-----------------------------                          -------------------------
   CUSIP NO. 861907 10 3                                     Page 7 of 12
-----------------------------                          -------------------------


--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
            Security Capital Holdings III Incorporated

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            74-2993369

--------------------------------------------------------------------------------

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)   [_]

                                                                     (b)   [_]
------------------------------------------------------------------------------

3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    SOURCE OF FUNDS

      BK, OO
--------------------------------------------------------------------------------

5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                           [_]
--------------------------------------------------------------------------------

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
  Number of       7.  SOLE VOTING POWER

   Shares             11,765,654
              ------------------------------------------------------------------
Beneficially      8.  SHARED VOTING POWER

  Owned By            -0-
              ------------------------------------------------------------------
    Each          9.  SOLE DISPOSITIVE POWER

  Reporting           11,765,654
              ------------------------------------------------------------------
 Person With      10.  SHARED DISPOSITIVE POWER

                      -0-
--------------------------------------------------------------------------------

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      11,765,654
--------------------------------------------------------------------------------

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      43.5%

--------------------------------------------------------------------------------

14.   TYPE OF REPORTING PERSON REPORTING

      CO
--------------------------------------------------------------------------------

            This Amendment No. 17 (this "Amendment") is filed by Security Capital Group Incorporated ("Security Capital"), a Maryland corporation, SC Capital Incorporated, a Nevada corporation and wholly owned subsidiary of Security Capital Group ("SC Capital), SC Realty Incorporated, a Nevada corporation and wholly owned subsidiary of SC Capital ("SC-Realty"), Security Capital Operations Incorporated, a Maryland corporation and wholly owned subsidiary of SC-Realty ("Operations"), Security Capital Holdings II Incorporated, a Delaware corporation and wholly owned subsidiary of Operations ("Holdings II"), and Security Capital Holdings III Incorporated, a Delaware corporation and wholly owned subsidiary of Holdings II ("Holdings III"), and amends the Schedule 13D originally filed by Security Capital U.S. Realty and Security Capital Holdings S.A. (as previously amended, including by adding Security Capital and SC-Realty as reporting persons, the "Schedule 13D"). This Amendment relates to shares of common stock, par value $0.01 per share ("Common Stock"), of Storage USA, Inc., a Tennessee corporation ("Storage"). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Schedule 13D.

ITEM 4.  PURPOSE OF THE TRANSACTION

Item 4 is hereby amended to add the following:

            As previously reported, on October 7, 2001, Storage and Security Capital, entered into an Extension of the Waiver which amended the Strategic Alliance Agreement to the extent, but only to the extent, necessary to permit Security Capital to engage in discussions with the Special Committee and its representatives concerning Security Capital's intentions relating to its investment in Storage and to determine whether it was advisable for Storage to receive a proposal from Security Capital with respect to an extraordinary transaction, which Security Capital would otherwise be prohibited from making by the terms of the Strategic Alliance Agreement. The Extension by its terms expired on October 31, 2001. On October 31, 2001, Storage and Security Capital entered into a letter agreement (the "New Waiver") pursuant to which, in light of the Special Committee's determination that it is advisable for Storage to receive a proposal from Security Capital with respect to an extraordinary transaction, Storage agreed to a limited waiver from the standstill provisions of the Strategic Alliance Agreement to the extent, but only to the extent, necessary to permit Security Capital, if it so desires, to make a proposal to effect such an extraordinary transaction with Storage and to engage in further discussions with the Special Committee and its agents and representatives concerning the terms and conditions of any such proposal. Unless further extended in a writing signed by both parties, the New Waiver will terminate on November 21, 2001. A copy of the New Waiver is attached hereto as Exhibit 16 and is incorporated herein by reference, and the description thereof herein is qualified in its entirety by reference thereto.

            Security Capital expects to make a proposal with respect to an extraordinary transaction with Storage as permitted by the New Waiver. However, there can be no assurance that Security Capital will, in fact, make such a proposal or that any such proposal made would be acceptable to Storage. In addition, in the event that a proposal is made, there can be no assurance that Security Capital and the Special Committee will engage in further discussions con-cerning the terms and conditions of any such proposal, or that any transaction might ultimately be agreed to by the parties on or prior to November 21, 2001 (or that any extension to the New Waiver or further waivers will be granted).

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

Exhibit 16 Letter Agreement, dated October 31, 2001, among Storage USA, Inc., SUSA Partnership, L.P., Storage USA Trust and Security Capital Group Incorporated.

                                    SIGNATURE

            After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



                                         SECURITY CAPITAL GROUP INCORPORATED


                                         By:  /s/ Jeffrey A. Klopf
                                              ---------------------------------
                                              Name:   Jeffrey A. Klopf
                                              Title:  Senior Vice President
                                                      and Secretary


                                         SC CAPITAL INCORPORATED


                                         By:  /s/ Jeffrey A. Klopf
                                              ---------------------------------
                                              Name:   Jeffrey A. Klopf
                                              Title:  Secretary


                                         SC REALTY INCORPORATED


                                         By:  /s/ Jeffrey A. Klopf
                                              ---------------------------------
                                              Name:   Jeffrey A. Klopf
                                              Title:  Secretary


                                         SECURITY CAPITAL OPERATIONS
                                         INCORPORATED


                                         By:  /s/ Jeffrey A. Klopf
                                              ----------------------------------
                                              Name:   Jeffrey A. Klopf
                                              Title:  Secretary

                                         SECURITY CAPITAL HOLDINGS II
                                         INCORPORATED


                                         By:  /s/ Jeffrey A. Klopf
                                              ----------------------------------
                                              Name:   Jeffrey A. Klopf
                                              Title:  Secretary


                                         SECURITY CAPITAL HOLDINGS III
                                         INCORPORATED


                                         By:  /s/ Jeffrey A. Klopf
                                              ----------------------------------
                                              Name:   Jeffrey A. Klopf
                                              Title:  Secretary


            October 31, 2001

                                  EXHIBIT INDEX


EXHIBIT                             DESCRIPTION
-------                             -----------

16 Letter Agreement, dated October 31, 2001, among Storage USA, Inc., SUSA Partnership, L.P., Storage USA Trust and Security Capital Group Incorporated.